EXHIBIT 99.1

Contacts:
Methes Energies International Ltd.
Michel G. Laporte, Chairman and CEO
702-932-9964

FOR IMMEDIATE RELEASE

METHES ENERGIES CLOSES $1.7 MILLION PRIVATE PLACEMENT

LAS VEGAS, NV, February 20, 2013 -- Methes Energies International Ltd. (NASDAQ: MEIL), a renewable energy company that offers an array of products and services to a network of biodiesel fuel producers, today announced that on February 19, 2013, it completed a $1.7 million private placement pursuant to Regulation D of the Securities Act of 1933, as amended.  In the offering, Methes sold 425,000 units to accredited investors at a purchase price of $4.00 per unit, each unit consisting of one share of common stock, one redeemable Class A warrant and one redeemable Class B warrant. Each warrant is exercisable to purchase one share of common stock at $7.50 and $10.00, respectively, and expires on October 12, 2017. Net proceeds from the offering were approximately $1.5 million, after deducting offering expenses and placement agent fees.

Paulson Investment Company, Inc., wholly owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), acted as lead placement agent, and Barrett & Company, ViewTrade Securities Inc. and Finance 500 Inc., acted as co-placement agents.

Michel G. Laporte, Chairman & CEO of Methes Energies International Ltd. said, "We are pleased to have finalized this private placement. This financing helps augment the proceeds from our IPO, which was smaller than expected, and gets us back on track to fund the business going forward.”

This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

-more-

About Paulson Capital Corp.:
Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten 170 securities offerings and has generated more than $1.2 billion for client companies.

About Methes Energies International Ltd.
Methes Energies International Ltd. is a renewable energy company that offers a variety of products and services to biodiesel fuel producers. Methes also offers biodiesel processors that are unique, truly compact, fully automated state-of-the-art and continuous flow that can run on a wide variety of feedstocks. Methes markets and sells biodiesel fuel produced at its showcase production facility in Mississauga, Ontario, Canada and at its recently commissioned 13 MGY facility in Sombra, Ontario, to customers in the U.S. and Canada, as well as providing multiple biodiesel fuel solutions to its clientele.  Among its services are selling commodities to its network of biodiesel producers, selling their biodiesel production and providing clients with proprietary software to operate and control their processors.  Methes also remotely monitors the quality and characteristics of its clients' production, upgrades and repairs their processors and advises clients on adjusting their processes to use varying feedstock to improve the quality of their biodiesel. For more information, please visit www.methes.com.

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Registration Statement on Form S-1, filed June 22, 2012, as amended, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

###